Exhibit 4.35

English Translation

BF-2005-0120                         Contract No.:

ORIGINAL

Beijing Municipal Purchase & Sale Contract for Completed Commercial Housing

Seller: Beijing Jiaming Real Estate Development Co., Ltd.

Buyer: Beijing Perfect World Software Co., Ltd.

Housing location:             , No. 1 Area, Jiaming Park, No. 86 Beiyuan Road, Chaoyang District

Beijing Construction Commission

Beijing Administration for Industry and Commerce

Amended in December 2007

Explanation

1.	This contract version is a model version. It is jointly prepared by Beijing Construction Commission and Beijing Administration for Industry and Commerce and applies to the purchase and sale of completed commercial housing (affordable housing). Completed commercial housing means the houses built by the construction unit, for which state-owned land use certificate and housing ownership certificate are obtained (no housing ownership transfer has been registered).

2.	Before this contract is concluded, the Seller shall present to the Buyer the state-owned land use certificate, housing ownership certificate and other relevant certificates and documentary evidences.

3.	Both parties hereto shall enter into this contract by following the principles of voluntariness, fairness, honesty and credibility. Neither party shall bend the other party to its will. In order to embody the principle of voluntariness, blank lines are provided at the end of relevant provisions of this contract version so that both parties may agree upon supplementary provisions. After this contract comes into effect, both parties are deemed to consent to the unmodified printed words.

4.	Before this contract is concluded, the Buyer shall carefully read its terms, particularly the optional content, supplements, filled-in content and modifications.

5.	The optional contents in [ ], filled-in content in blanks and other content necessary to be deleted or added in this contract version shall be determined by both parties through consultation. The optional content in [ ] shall be selected with “Ö”; if the actual situation does not occur or the situation is not specified by both parties, blanks shall be marked with “×” so as to indicate deletion.

6.	In the event that any dispute arises between both parties during the performance of this contract, a lawsuit may be instituted with the people’s court at the location of the real estate or such dispute may be submitted to an arbitration commission for arbitration. In the event of arbitration, such dispute may be submitted to the Beijing Arbitration Commission, the China International Economic and Trade Arbitration Commission or an arbitration commission outside Beijing.

7.	Both parties may determine the number of originals of this contract depending on the actual situation and, when this contract is concluded, make careful checks to ensure that all the originals have the same content. Under any circumstance, the Buyer shall hold at least one original of this contract.

8.	The Seller shall ensure that when the contract of the house is concluded online, no contract has been concluded with any other person and the house is not sealed up by judicial authority and is free of any other ownership dispute. If a mortgage right has been created on the house, the consent of mortgagee shall also be obtained and such mortgage shall be notified to the Buyer in the contract. The Seller and the Buyer shall go through housing transfer registration formalities with the housing administration within 90 days so as to ensure that there is no barrier preventing the Buyer from obtaining the housing ownership certificate.

Beijing Purchase & Sale Contract for Completed Commercial Housing

Seller: Beijing Jiaming Real Estate Development Co., Ltd.

Address: No.15 Pinggu North Street, Xinggu Industry Development Zone, Pinggu District, Beijing

Postal code:

Registration No. of business license: 1100001822034

No. of enterprise qualification certificate: J.K.Q (2003) No.361

Legal representative: Wang Tingyue         Tel.:

Entrusted agent:     ×     Tel.:     ×

Entrusted sales agency: Beijing Jiaming Real Estate Development Co., Ltd.

Address: No.15 Pinggu North Street, Xinggu Industry Development Zone, Pinggu District, Beijing

Postal code:

Registration No. of business license: 1100001822034

No. of qualification certificate for sales agency:

Name of salesperson: Jia Baolong

No. of qualification certificate of salesperson for commercial housing: J.J.X. No.01125

Buyer: Beijing Perfect World Software Co., Ltd.

Legal representative: Chi Yufeng         Nationality:

No. of business license: 110000410295807

Date of birth:                    , Gender:

Address: 8F, No. 3 Building, No.1 Shangdi East Road, Haidian District, Beijing

Postal code: 100085 Tel.: 58858207

    x     :     ×     Nationality:     ×

    ×     :     ×

Date of birth:     ×     Gender:     ×

Address:     ×

Postal code:     ×     Tel.:     ×

In accordance with the Contract Law of the People’s Republic of China, Law of the People’s Republic of China on Administration of Urban Real Estate, Beijing Regulations on Administration of Transfer of Urban Real Estate and other relevant laws and regulations, the Seller and the Buyer, on the basis of equality, voluntariness and fairness and through negotiations, hereby agree below with respect to the purchase and sale of completed commercial house.

Article 1 Basis for Project Construction

The Seller has obtained the state-owned land use right of the land plot located (as indicated in state-owned land use certificate) at No. 7 and No. 8 buildings, No. 1 Area, Jiaming Park, No. 86 Beiyuan Road, Chaoyang District by means of grant. The number of state-owned land use certificate for this land plot is J.C.G.Y. (2002 Chu) No.0329, and the area of land use right is 30354.94m2. The purpose of the land on which the commercial house purchased by the Buyer (hereinafter referred to as the “Commercial House”) is located is supporting, and the term of land use is from March 6, 2001 to             .

The approved address name of the commercial houses built on the aforesaid land plot is             . The number of the construction project planning license of these commercial houses is 2001 Gui Jian Zi No.0191. Now, they have passed planning acceptance and completion acceptance.

Article 2 Basis for Selling

Housing ownership certificate has been acquired for the Commercial House purchased by the Buyer. Its number is             . Its issuer is Beijing Chaoyang District State-owned Resources and Housing Administration.

Ownership confirmation certificate has been acquired for the Commercial House purchased by the Buyer. Time of acquisition is     ×    , and its issuer is     ×    .

Article 3 Basic Information

The Commercial House is located at                     , No. 1 Area, Jiaming Park, No. 86 Beiyuan Road, Chaoyang District. With the approval of the public security administration, the address of the Commercial House is                     , No. 1 Area, Jiaming Park, No. 86 Beiyuan Road, Chaoyang District. The Commercial House is                      of the project as mentioned in Article 1.

The principal building structure of the building that the Commercial House belongs to has a reinforced concrete structure; the building has      stories, including      stories above the ground and 0 stories below the ground.

The purpose of the Commercial House is commercial; story height is 2.8m. For the [clear height of pitched roof], the smallest figure is     ×    m; the biggest figure is     ×    m. The Commercial House faces westwards and has 0 balconies (including 0 closed balconies and 0 non-closed balconies).

The real estate mapping institution entrusted by the Seller to measure the actual area of the Commercial House is Beijing Municipal Real Estate Surveying and Mapping Institute. Its actually measured construction area is             m2, of which the internal construction area is             m2 and allocated construction area of common part and house is             m2. The layout plan of the Commercial House and the diagram of its location in the building are given in Appendix 1, and the composition description of the allocated construction area of common part and house is given in Appendix 2.

In this Article, story height means the vertical distance between two neighboring floors or between floor and ground, and clear height means the vertical distance from floor or ground to bottom of upper floor slab or ceiling.

Article 4 Mortgage Situation

The mortgage situation of the Commercial House is as 2 below.

1. The Commercial House is not encumbered with mortgage.

2. The Commercial House is already encumbered with mortgage. The mortgagee is Beijing Jianguomen Branch of Huaxia Bank Co., Ltd., the mortgage registration department is Beijing State-owned Land and Resources Administration Chaoyang Branch, and the date of mortgage registration is March 1, 2006.

Please refer to Appendix 3 for the relevant provisions about mortgage.

Article 5 Lease Condition

The lease condition of the Commercial House is as 1 set forth below.

1. The Seller has not leased out the Commercial House.

2. The Seller has leased out the Commercial House     ×    .

_______________________.

Article 6 Pricing Method and Price

The Seller and the Buyer agree to calculate the price of the Commercial House according to the method of 1 below.

1. The price is based on the internal construction area. The unit price of the Commercial House is RMB             /m2. The total price             (in words).

2. The price is based on the construction area. The unit price of the Commercial House is     ×     (currency)     ×    /m2. The total price is     ×     (currency)     ×     (in words).

3. The price is based on apartment (unit). The total price of the Commercial House is     ×     (currency)     ×     (in words).

4. The price is based on     ×    . The total price of the Commercial House is     ×     (currency)     ×     (in words).

Please refer to Appendix 4 for the specific provisions.

“Construction area” mentioned herein refers to the horizontal projected area of the periphery of the floors above the quadras of external walls (columns) of the house, which is a permanent building with a top cover, a firm structure and a story height of above 2.20m (including 2.20m), including balcony, overhanging corridor, basement, outdoor stairs, etc..

“Internal construction area” mentioned herein refers to the aggregate useable area, wall body’s area and balcony’s construction area inside the commercial house apartment (unit).

Article 7 Method and Term of Payment

The Buyer makes payment by the means of 4 below.

1. Payment by a lump sum.

2. Payment by installments.

3. Payment by loan:     ×    . The Buyer may pay     ×    % of the total house price as the down payment and the remaining portion may be paid with the loans from the      banks of     ×     and     ×    .

4. Payment by other means.

Please refer to Appendix 5 for the provisions about specific method and term of payment.

Article 8 Liability for Overdue Payment

Where the Buyer fails to make payment at the agreed time, the handling method of 1 below shall apply.

1. Liability is subject to the period of delay (the liabilities in Items (1) and (2) are not cumulative).

(1) If the delay is within 60 days, the Buyer shall pay to the Seller a penalty at a daily rate of 0.02% of the overdue payment from the next day following expiry of agreed payment term to the date of actual payment, and such penalty shall be paid to the Seller within 30 days after the date of actual payment. Then, this Contract continues to be performed;

(2) If the delay exceeds 60 days (this term shall be the same as that of Item (1) above), the Seller is entitled to terminate this Contract. In case of such termination by the Seller, the Buyer shall pay to the Seller a penalty of 2% of the cumulative overdue payment within 30 days from the service of the notice of termination, and the Seller shall refund all the payments already made by the Buyer. If the Buyer is willing to continue to perform this Contract, this Contract may continue to be performed with the consent of the Seller. The Buyer shall pay to the Seller a penalty at a daily rate of 0.02% (this rate shall not be less than the rate in Item (1) above) of the overdue payment from the next day following expiry of agreed payment term to the date of actual payment, and such penalty shall be paid to the Seller within 30 days after the date of actual payment.

“Overdue payment” mentioned in this Article refers to the difference between the due payment as set forth in Article 7 and the actual payment of relevant period, or, in case of payment by installments, the difference between the specific due installment and the actual payment of relevant period.

2. N/A.

Article 9 Delivery Conditions

(I) The Seller shall hand over the Commercial House to the Buyer before April 30, 2008.

(II) At delivery, the Commercial House shall comply with the conditions as listed in 1, 2, N/A, N/A, N/A below.

1. Provide the technical report on the actual area measuring of the Commercial House completed by a qualified real estate mapping institution.

2. If the Commercial House is residential, the Seller shall provide the House Quality Warranty and the House Use Instructions.

3. Comply with the conditions to be fulfilled for municipal infrastructures and other facilities as undertaken by the Seller in Article 12.

4. If the Commercial House is residential, the Seller shall provide the Household Acceptance Form of House Engineering Quality.

5. N/A.

Article 10 Liability for Overdue Delivery

Where the Seller fails to hand over the Commercial House to the Buyer according to the term and conditions as specified in Article 9 (except force majeure event), the handling method of 1 below shall apply.

1. Liability is subject to the period of delay (the liabilities in Items (1) and (2) are not cumulative).

(1) If the delay is within 60 days (this term shall not be less than that in Item (1), Section 1 of Article 8), the Seller shall pay to the Buyer a penalty at a daily rate of 0.02% (this rate shall not be less than that in Item (1), Section 1 of Article 8) of the already paid house price from the next day following expiry of the delivery term as specified in Article 9 to the date of actual delivery, and such penalty shall be paid to the Buyer within 30 days after the Commercial House is actually handed over. Then, this Contract continues to be performed;

(2) If the delay exceeds 60 days (this term shall be the same as that of Item (1) above), the Buyer is entitled to surrender the house. In the event that the Buyer surrenders the house, the Seller shall refund all the payments already made by the Buyer within 30 days from the service of the notice of surrender and pay to the Buyer a penalty of 2% of all the payments already made by the Buyer. If the Buyer demands to continue to perform this Contract, this Contract may continue to be performed. The Seller shall pay to the Buyer a penalty at a daily rate of 0.02% (this rate shall not be less than the rate in Item (1) above) of all the payments already made by the Buyer from the next day following expiry of the delivery term as specified in Article 9 to the date of actual delivery, and such penalty shall be paid to the Buyer within 30 days after the Commercial House is actually handed over.

2. N/A.

Article 11 Delivery Procedures

(I) After the Commercial House fulfils the delivery conditions as set out in Article 9, the Seller shall, 7 days prior to delivery day, notify the Buyer in writing of the time and place for delivery procedures as well as the certificates that needs to be presented. When both parties handle acceptance delivery, the Seller shall present the certificates as stipulated in Article 9 and fulfill other conditions as stipulated in Article 9. Where the Seller does not present certificates or presented certificates are incomplete, or the Seller does not fulfill other conditions set forth in Article 9, the Buyer has the right to refuse to take over the house, the liabilities for overdue delivery arising from which shall be borne by the Seller, and the provisions of Article 10 shall apply.

(II) After acceptance delivery, both parties shall sign the delivery form of commercial house. If delivery procedures are not handled on time due to the fault of the Buyer, both parties agree as follows:

It is deemed that the Seller has handed over the house on time. When the Buyer handles house delivery procedures, it shall pay up the house price payable through the method of payment as set forth in Article 7 hereof and also pay the expenses charged by relevant department. Property management fee and related expenses shall be calculated from the delivery date as specified in this Contract. The force majeure risk in connection with the delivery of the house shall be passed on to the Buyer from the delivery date as specified in this Contract.

(III) Both parties agree to pay taxes and fees by the means of 2 below.

× 1. The Seller shall not take the payment of taxes and fees by the Buyer as the condition for the delivery of the Commercial House.

N/A

Ö 2. The Buyer agrees to entrust the Seller to pay the taxes and fees of Items (1), (2) , (5), ×, × and × below on its behalf and further agrees to hand over the aforesaid taxes and fees to the Seller while it takes over the Commercial House.

(1) Special maintenance fund;

(2) Deed tax;

(3) Property service fee as specified in Article 20;

(4) Heating fee;

(5) Mapping fee, cost of certificate, stamp duty and other expenses payable when the house ownership certificate is handled;

(6) N/A.

× 3. The Buyer will itself pay the taxes and fees of Items             ,             ,             ,             ,              and              below to relevant departments and present to the Seller the payment vouchers while it takes over the Commercial House.

(1) Special maintenance fund;

(2) Deed tax;

(3) Property service fee as specified in Article 20;

(4) Heating fee;

(5) N/A;

(6) N/A.

Article 12 Undertakings about Municipal Infrastructures and Other Facilities

The Seller undertakes that the municipal infrastructures and other facilities directly related to the normal use of the Commercial House will fulfill the following conditions on the agreed date:

1. Municipal infrastructures

(1) Water supply and discharge: fulfill the conditions of water connection on April 30, 2008;

(2) Electricity: fulfill the conditions of official electricity utilization on April 30, 2008;

(3) N/A;

(4) N/A.

If the conditions are not fulfilled within the agreed term, both parties agree below:

(1) N/A;

(2) N/A.

2. Other facilities

(1) Public green land: fulfill use conditions on April 30, 2008;

(2) Public road: fulfill use conditions on April 30, 2008;

(3) Shopping center: on             , fulfill N/A ;

(4) Sports facilities: on             , fulfill N/A ;

(5) N/A;

(6) N/A.

If the conditions are not fulfilled within the agreed term, both parties agree below:

(1) N/A;

(2) N/A.

Article 13 Quality, Decoration and Equipment Standards of the Commercial House

(I) The Seller undertakes that qualified building materials, components and accessories are used for the Commercial House and that the quality of the Commercial House conforms to the requirements of the engineering quality specifications, standards, construction drawings and design documents issued by the state and Beijing Municipality.

(II) The Seller and the Buyer agree below:

1. Where the indoor air quality of the Commercial House does not comply with the national standard after inspection, the Buyer is entitled to surrender the house within 60 days (not less than 60 days) after the delivery date of the Commercial House. If the Buyer surrenders the house, the Seller shall refund all the payments already made by the Buyer within 30 days from the service of the notice of surrender and pay the interest accrued thereupon at the one-year interest rate for time deposits published by the People’s Bank of China. If losses are thus caused to the Buyer, the Seller shall be liable for compensation. The inspection expenses thus incurred shall be borne by the Seller.

If the Buyer does not surrender the house or the Commercial House is already used for more than 60 days after delivery, the Buyer shall enter into a separate supplementary agreement with the Seller.

N/A

2. At delivery, the Commercial House has passed the acceptance inspections by construction entity as well as surveying, design, construction and project supervision entities. The Seller shall, together with the Buyer, inspect the house. If other problems are found, both parties agree that Item (2) below shall apply:

(1) The Seller shall hand over the repaired Commercial House within 60 days, the liabilities for overdue delivery arising from which shall be borne by the Seller, and the provisions of Article 10 shall apply.

(2) The Seller shall, at its own expense, make repairs in accordance with the engineering quality specifications and standards of the state and Beijing Municipality within 60 days after the delivery date of the Commercial House. In the event that losses are thus incurred to the Buyer, the Seller shall be liable for compensation.

(3) N/A.

3. The decoration and equipment of the Commercial House handed over by the Seller shall comply with the standards as agreed upon by both parties. Otherwise, the Buyer is entitled to request the Seller to comply with Item (1) below.

(1) The Seller compensates the price difference of decoration and equipment on a double basis.

(2) N/A;

(3) N/A.

Please refer to Appendix 6 for the specific provisions about decoration and equipment standards.

(III) If any dispute arises between the Seller and the Buyer with respect to engineering quality, either party may entrust a qualified inspection institution for construction engineering quality to perform the inspection. Each party shall provide assistance for the other party with respect to such inspection.

N/A

Article 14 Residential Energy Conservation Measures

If the Commercial House is residential, it shall comply with the state regulations on energy conservation for buildings and the “Energy Conservation Design Standard of Residential Buildings” (DBJ01-602-2004) promulgated by Beijing Municipal Planning Commission and Beijing Municipal Construction Commission. Otherwise, the Seller shall implement energy conservation measures in line with the requirements of the “Energy Conservation Design Standard of Residential Buildings” and bear all the expenses. In the event that losses are thus incurred to the Buyer, the Seller shall be liable for compensation.

N/A

Article 15 Residential Warranty Responsibility

(I) If the Commercial House is residential, the Seller shall undertake corresponding warranty responsibilities in accordance with the House Quality Warranty as from the delivery date of the Commercial House.

If the Commercial House is not residential, both parties shall enter into a supplementary agreement which defines in detail the warranty scope, term and responsibilities.

(II) Where the Commercial House has any quality problem within the warranty scope and term of the warranty: if there is any agreement about surrender of the house between both parties, such agreement shall apply; if there is no such agreement, the Seller shall perform warranty obligations, and the Buyer shall render assistance. The Seller shall not be liable for any damage not caused by it.

Article 16 Building Sound Insulation

If the Commercial House is residential, the Seller shall undertake that the building sound insulation of the Commercial House complies with the standards of the Code for Design of Sound Insulation of Civil Buildings (GBJ118-88), Graduation of Airborne Sound Insulating Properties and Test Method for Windows (GB8485-87) and Sound Insulating Doors (HCRJ019-98) and the description of the sound environment of the place where the Commercial House is located is true and accurate. Please refer to Appendix 8 for the building sound insulation as indicated in the building design document of the Commercial House and the sound environment as indicated in the environment impact assessment document.

If the building sound insulation of the Commercial House does not meet the standards, the Seller shall implement construction sound insulation measures in accordance with the requirements of planning design and bear all the expenses. In the event that losses are thus incurred to the Buyer, the Seller shall be liable for compensation.

N/A

Article 17 Use Undertakings and Risk Reminders

1. When the Buyer uses the Commercial House, it shall not change the purpose, principal building structure and bearing structure of the Commercial House without permission. Except as otherwise specified in this

Contract and its supplementary agreement and appendixes, in the course of use of the Commercial House, the Buyer is entitled to share the common parts and facilities related to the Commercial House with other owners and shall bear the obligations on the basis of the allocated area of common parts and house.

The Seller shall not change the use nature of the common parts and facilities related to the Commercial House without permission.

2. The Seller undertakes that it will not sell the commercial houses by components; not sell the commercial houses by means of cost-returned sale or its disguised forms; not sell uncompleted commercial houses by after-sale charter or its disguised forms.

3. N/A.

Article 18 Registration of Ownership Transfer

(I) The Seller ensures that the Commercial House is free of any property right dispute. Where property right registration cannot be handled or any claim or debt dispute arises for the Seller’s reason, the Seller shall bear the corresponding responsibilities.

N/A

(II) After the Commercial House is handed over for use, both parties agree that Item 3 below applies:

1. Both parties jointly apply for the ownership transfer registration of the house with the ownership registration authority.

2. The Buyer itself entrusts another person to apply for the ownership transfer registration of the house with the ownership registration authority.

3. The Buyer agrees to entrust the Seller to apply for the ownership transfer registration of the house with the ownership registration authority, and the entrustment fee is RMB one thousand (in words).

(III) Where the Buyer fails to obtain the housing ownership certificate within 180 days after the delivery date of the Commercial House, both parties agree as follows:

1. If the Seller is responsible for this, the Buyer is entitled to surrender the house. If the Buyer surrenders the house, the Seller shall refund all the payments already made by the Buyer within 30 days from the service of the notice of surrender and pay the interest accrued thereupon at the one-year interest rate for time deposits published by the People’s Bank of China. If the Buyer does not surrender the house, the Seller shall pay to the Buyer a penalty at a daily rate of 0.02% on all the payments already made by the Buyer from the next day following the expiry of the term within which the Buyer shall obtain the housing ownership certificate to the day when the housing ownership certificate is actually obtained, and such penalty shall be paid to the Buyer within 30 days after the Buyer actually obtains the housing ownership certificate.

2. If the Buyer cannot timely pay to the Seller relevant expenses and handle the materials relating to ownership transfer registration pursuant to Item 2, Section (III) of Article 11 due to its own fault, the term for the Buyer to obtain the housing ownership certificate in Item 2 of this Article shall be automatically extended, and the Seller is not required to undertake the defaulting liability for the extension thus incurred.

3. When the Buyer surrenders the house under Item (1) above, the Seller shall be liable for the reasonable expenses arising from the design, renovation and construction regarding decoration, air conditioning and fire prevention carried out by the Buyer for the purpose of moving into and using the Commercial House as well as the losses resulting from the earlier termination of the contract by the Buyer with a third-party supplier (including the defaulting liability arising from such earlier termination), but excluding the further losses incurred for the failure by the Buyer to perform the obligation of notifying such third party in connection with the aforementioned matters.

4. In the event that the Buyer fails to obtain the housing ownership certificate within 180 days upon the delivery of the Commercial House for its own reason, the Buyer shall bear the responsibility.

Article 19 Common Interests

1. The use right of the roof of the building the Commercial House belongs to shall be shared by all property right owners.

2. The use right of the outer walls of the building the Commercial House belongs to shall be shared by all property right owners.

3. The naming right of the area where the Commercial House is located shall belong to the Seller.

4. N/A.

Article 20 Ancillary Buildings and Structures

Both parties agree that the underground parking garage and other ancillary buildings and structures attached to the Commercial House shall be subject to Item 2 below.

1. When the Seller sells the Commercial House, the   ×  ,   ×  ,   ×   and   ×   attached to the Commercial House will be transferred together with the Commercial House.

2. The Seller states that the club, unsold residence, school and kindergarten, boiler house, house for public use and commercial house, underground parking garage, ancillary house, bicycle parking area and house reserved by the Seller for private use attached to the Commercial House will not be transferred together with the Commercial House.

Article 21 Preliminary Property Service (owners’ committee not established)

(I) The property management enterprise engaged by the Seller in accordance with law is Beijing Jiatai Property Management Co., Ltd. Its qualification certificate number is J.W.Q.Z.S. (2003) No.081.

(II) During the prephase of property management, property service fee is RMB 2.4/month/m2 (construction area). The fee is composed of cleaning fee within the property area, public order maintenance fee, daily maintenance fee of common parts, facilities and equipment, greenery [landscape] maintenance fee, comprehensive management fee, please refer to the Appendix, N/A and N/A.

Aboveground parking management fee N/A, underground parking management fee N/A.

(III) The property management enterprise will collect the property service fee by the means in Item 1 below.

1. Annual collection. The Buyer shall pay the fee before              of each year.

2. Semi-annual collection. The Buyer shall pay the fee before     ×     and     ×     of each year respectively.

3. Quarterly collection. The Buyer shall pay the fee before     ×    ,     ×    ,     ×     and     ×     of each year respectively.

(IV) Please refer to Appendix 7 for the contents of the property service and owners’ temporary convention. The Buyer has carefully read the entire contents of the property service and owners’ temporary convention in Appendix 7 and agrees to accept the preliminary property service provided by the property management enterprise engaged by the Seller in accordance with law and also to comply with owners’ temporary convention.

Article 22 Special Maintenance Fund

If the Buyer entrusts the Seller to pay the special maintenance fund on its behalf, the Seller shall hand over the payment voucher for the special maintenance fund to the Buyer within 180 days after the Buyer takes over the Commercial House.

If the Buyer itself pays the special maintenance fund, it shall present to the property management enterprise the payment voucher for the special maintenance fund [atÖ] [within   ×   days after] the delivery of the Commercial House.

Article 23 Force Majeure

Should either party be prevented from performing this Contract due to force majeure, such party shall be exempt from the responsibility, in whole or in part, depending on the effect of the force majeure event, but the prevented party shall promptly notify the other party and within 30 days after the end of the force majeure event, shall provide the proof to the other party.

Article 24 Dispute Resolution

Any dispute arising out of the performance of this Contract shall be settled by both parties through negotiations. In the event that no resolution can be reached, such dispute shall be settled by the means in Item 2 below.

1. submitting it to              arbitration commission for arbitration.

2. instituting a lawsuit with the people’s court in accordance with law.

Article 25 This Contract shall become effective as of the date when it is signed (sealed) by both parties. Both parties may enter into a written supplementary agreement for changes or supplements with respect to the contents that are not specified, unclear or not applicable herein according to the specific situation. But if such supplementary agreement contains contents that unreasonably alleviate or exempt the responsibility of the Seller under this Contract or unreasonably increase the responsibility of the Buyer or exclude the main rights of the Buyer, this Contract shall prevail. The termination of this Contract shall be in writing. The appendixes and supplementary agreements hereto shall have the same legal effect as this Contract.

Article 26 This Contract and its appendixes have 25 pages and are executed in four copies which are equally authentic, two copies for the Seller and two copies for the Buyer,     ×     ones,     ×     ones.

Seller: Beijing Jiaming Real Estate Development Co., Ltd.	Buyer: Beijing Perfect World Software Co., Ltd.
[Seal: Beijing Jiaming Real Estate Development Co., Ltd]	[Seal: Beijing Perfect World Software Co., Ltd.]
Legal representative: [Seal: Wang Tingyue]	Legal representative: /s/ Chi Yufeng
Entrusted Agent (signature & seal):	Responsible person:
Entrusted sales agency (signature & seal):	Entrusted Agent (signature & seal):
Execution date: March 25, 2008	Execution date: March 25, 2008
Execution place:	Execution place:

Allocation Principle of the Area of the First-floor Commercial Public Building of Jiaming Park Phase III (B Area)

1. Half of horizontal projected area of the separation walls between apartment and public building and outer walls (including gable walls)

2. Underground 2F: smoke exhaust fan room, supply fan room, ventilator room, fire duty room and maintenance room;

3. Underground 3F: maintenance room, pump house distribution room, water pump house and fire water tank.

Note: other independent ancillary buildings and structures in the area (including, but not limited to, underground parking garage, club, boiler house, etc.) are not transferred together with the Commercial House.

Seller: Beijing Jiaming Real Estate Development Co., Ltd.	Buyer:Beijing Perfect World Software Co., Ltd.
[Seal: Beijing Jiaming Real Estate Development Co., Ltd.]	[Seal: Beijing Perfect World Software Co., Ltd.]
Execution date: March 25, 2008	Execution date: March 25, 2008

Certificate of Bank’s Consent to the Sale of Houses within the Scope of Mortgage

Beijing Chaoyang District Housing Administration:

The 9 commercial houses of No.7 and No.8 buildings in No.1 Area of Jiaming Park located at No.86 Beiyuan Road, Chaoyang District, developed by Beijing Jiaming Real Estate Development Co., Ltd., have been mortgaged to our bank. Our bank agrees that the houses within the following scope of mortgage may be sold by signing contracts online within the mortgage period. Number of state-owned land use certificate is JingChaoGuoYong (2002 Chu) Zi. No.0329 and numbers of housing ownership certificates are JingFangQuanZhengChaoQi 04 Zi. No.00645 and JingFangQuanZhengChaoQi 04 Zi. No.00644. Mortgage information is as follows:

No.2 Unit 101, No.3 Unit 102, No.4 Unit 101, No.5 Unit 101, No.5 Unit 102, No.6 Unit 103, No.6 Unit 101 and No.15 Unit 101 of No.7 building in No.1 Area of Jiaming Park at No.86 Beiyuan Road, Chaoyang District

No.16 Unit 101 of No.8 building in No.1 Area of Jiaming Park at No.86 Beiyuan Road, Chaoyang District

Beijing Jianguomen Branch Office, Huaxia Bank Co., Ltd.

[Seal: Beijing Jianguomen Branch Office, Huaxia Bank Co., Ltd.]

September 23, 2007

Note:

1. Project name shall be filled as per the name approved by the Place Name Office; building number shall be filled as per the building number approved by planning license.

2. If scope of mortgage involves part of the houses within the building, mortgaged house’s number shall follow after building number.

Jiaming Tongcheng

Method of Payment

Through negotiation, the Buyer and the Seller agree to refer to the Letter of Intent about the Transfer of No. 6-9 Buildings and No. 1 Garage of Area F of Jiaming Park as a Whole and its Supplementary Agreement signed by both parties on February 29, 2008 for the specific method of payment.

Seller: Beijing Jiaming Real Estate Development Co., Ltd.	Buyer: Beijing Perfect World Software Co., Ltd.
[Seal: Beijing Jiaming Real Estate Development Co., Ltd.]	[Seal: Beijing Perfect World Software Co., Ltd.]
Execution Date: March 25, 2008	Execution Date: March 25, 2008

Jiaming Tongcheng Area B

Owners’ Temporary Convention

In order to strengthen the property management of this property and safeguard the lawful rights and interests of all the owners as well as the public environment and public order within the property area, this Convention is hereby formulated in accordance with the Property Administration Regulations promulgated by the State Council as well as related laws, regulations, rules and regulatory documents. This Convention shall be binding upon all the owners within the property area.

Chapter 1 General Provisions

I. General Information of the Property

Name of the property: Jiaming Park Area B

Location: No.86 Beiyuan Road, Chaoyang District, Beijing

Total floor area: 120,157.46 square meters

Number of land use certificate of the state-owned land:

Purpose of land: residential, garage, commercial

II. Comply with the relevant laws, regulations and policies regarding property management and the provisions of this Convention and implement the resolutions and decisions made by the owners’ congress and by the owners’ committee under the authorization of the owners’ congress. Assist in the management work of the property management enterprise and observe the management rules and regulations established by the property management enterprise in accordance with the relevant regulations and under the entrustment of owners’ congress and owners’ committee. In addition, the owners shall guarantee that its co-dwellers, users and relevant persons comply with this Convention and relevant regulations and reasonably use the property.

Chapter 2 Use and Maintenance of Property

III. Use the property for the designed purpose, reasonably use the facilities and equipment in the common area, consciously maintain the property in a neat and tidy condition and comply with the governmental requirements for city appearance and environment. Not change the structure, appearance and use of the house, not occupy the common area, facilities and equipment or use the common area to construct any building, structure, etc.

1. External equipment of air conditioner shall be mounted on the outdoor air conditioner frames;

2. No articles shall be hung or aired outside balcony or window. Without the consent of the administration department and the property management enterprise, nor post or install any visible nameplate, advertising board or slogan, etc.

IV. Protect the public environment, not encroach upon public greenery and not damage the greenery, small garden ornaments and other common facilities and equipment within the property area; not stockpile, dump or litter rubbish or sundries; not scrawl or post on common parts. Rubbish shall be piled at the designated time and placed so as to prevent it from being left elsewhere.

V. Consciously maintain the public living order within the property area and not pile inflammable, explosive, severely toxic and radioactive articles and other poisonous substances in common parts or put such substance indoors while opposed by related regulations; not give off any noise affecting the normal life of other owners; not use the property for any activity detrimental to the public interest or conduct other acts prohibited by laws and government regulations.

VI. With respect to raising pets, the owner shall comply with the “Beijing Regulations for Administration of Dog Raising” and relevant laws and regulations:

1. Not raise the animals expressly prohibited by the state or the animals unsuitable for living in this community;

2. In the event of dog walking, tie a rope or chain to the dog, take a convenience bag for pet’s feces and timely clean pet’s feces;

3. In the event of dog walking inside the community, avoid peak traffic times and allow the dog to only play within the specified area. Do walk the dog within the centralized activity area of children or old people;

4. When taking the elevator, avoid the peak times of elevator usage, put the pet in a cage, basket or bag or hold the pet in the pet owners arms. Prevent the pet from barking;

5. If any injuries or relevant responsibilities arise from pet raising, the owner shall be liable for compensation thereof.

VII. Motor Vehicle Management

1. When a motor vehicle drives in the residential area, the hourly speed shall be less than 5km. The vehicle shall drive within the specified route. Horn sounding is strictly forbidden within the residential area;

2. The owner’s car shall be registered with the property management enterprise in advance and hold relevant certificate. The owner shall pay the fees regarding parking space management according to the standard conforming to relevant state regulations;

3. The relevant certificate shall be presented according to regulations when the car enters or leaves the community. The car shall give way to pedestrians during peak times;

4. Motor vehicles shall be parked in specific parking spaces and shall not be parked at fire passages, fire shaft covers, walkways or public greenery, etc. The parking space shall be used for parking only and no device shall be installed in parking space;

5. When the car is parked at nighttime, the anti-theft alarm device shall be muted. Any noise shall be stopped immediately when sounding;

6. When the parking position of the vehicle affects the implementation of a temporary emergency task, the vehicle owner shall timely move the vehicle to a designated secure position, if so required by the property management enterprise;

7. The parking spaces within the scope of this property will be allocated in the order of registration.

VIII. The owner shall timely repair the damaged parts and facilities inside the house that affect the rights and interests of neighboring owners. If the owner finds that the common parts and facilities inside the house are damaged, which are within the scope of public repair responsibility, the owner shall promptly notify the property management enterprise and take reasonable measures to prevent further losses.

IX. For the repair of adjoining houses, neighboring owners shall actively provide support and assistance and shall not intentionally hinder repair. If the hindered repair incurs any injury or property losses to the property and others, the hindering person shall be liable for compensation.

The owner shall assist in the indoor repairs made by the property management enterprise and neighboring owner when necessary. If such repair damages the owner’s interests or any interest loss is incurred by the relevant owner because such repair is not timely, the party concerned shall be responsible for restoration and appropriate compensation.

X. If common parts or facilities and equipment are damaged for human reasons, the person responsible for such damage shall make repairs and compensate for losses.

XI. If the owner needs to carry out indoor decorations, it shall sign the Decoration Management Service Agreement with the property management enterprise and carry out the construction according to the contents of such agreement, comply with related state regulations and property decoration management rules and pay the management service fee.

XII. The owner shall carry out house decorations at the specified time and shall not dismantle or change the bearing walls and various pipes or destroy waterproof layers, etc. shall not affect the normal use and maintenance of the common parts and facilities as well as the lawful interests of neighboring property owners. If the common parts and facilities or the interests of other owners are damaged due to decorations, the owner shall be responsible for repair and compensation.

Chapter 3 Payment of Property Service Fee

XIII. Property management service fee: the property management service fee of Jiaming Park Area B is RMB2.4/month/m2; the fee rates of water, electricity and gas are subject to municipal supply prices.

The owner shall pay the property management service fee to the property management enterprise pursuant to the provisions of Preliminary Property Service Contract or Property Service Contract. If the owner cannot pay the property management service fee for any reason, it shall entrust another person to make payment on its behalf, or itself make payment in time. In addition, the owner shall pay the water, electricity and gas fees on time.

For an owner that is in arrears of the property management service fee, the owners’ committee shall press for payment or entrust the property management enterprise to press for payment, by telephone, in writing or in person. Relevant measures may be taken:

1. If the property management service fee is overdue for a period of three months or more, the owners’ committee publishes the arrearage at a conspicuous position within the property area, or owners’ committee authorizes property management enterprise to do so.

2. If the property management service fee is overdue for a period of six months or more, the owners’ committee may institute a lawsuit with People’s Court of Chaoyang District, or owners’ committee authorizes property management enterprise to do so.

XIV. The water source of recycled water system designed for this property is the community’s water supply and return system. Because supply of recycled water is insufficient at the initial period of settlement, the property company adopts municipal tap water for replenishment. Thus, the fee standard of recycled water is as per the supply price of municipal tap water within six months after settlement, and as per the fee standard of municipal recycled water thereafter.

XV. If the owner entrusts the property management enterprise to maintain its self-used parts, facilities and equipment and provides other special services, it shall pay related expenses.

XVI. Special maintenance fund of common parts, facilities and equipment of house : The owner shall pay and use the maintenance fund according to relevant regulations. If the maintenance fund is insufficient, additional funds shall be raised according to the relevant regulations.

Chapter 4 Other Related Provisions

XVII. When the owner transfers or leases out its house, it shall request the new owner or tenant to undertake to comply with the Pact and within one month of the signing of purchase and sale contract or lease contract, inform the property management enterprise of such house transfer or lease.

If the owner transfers its house, it shall settle the property management service fee with the property management enterprise; if the owner leases its house and the contract specifies that the tenant pays the property management service fee, the owner shall undertake the joint responsibility.

XVIII. Owners’ committee and other provisions

Any owner that does not comply with owners’ convention or infringes upon the interests of other owner or property management enterprise or is in arrears of the property management service fee shall not be a member of the Preparatory Group of Owners’ Committee and owners’ committee.

Chapter 5 Defaulting Liability and Dispute Resolution

XIX. The owner shall consciously comply with this Convention. If the owner violates this Convention, thus causing personal injury or property losses to other user, it shall be liable for compensation.

With regard to the owner’s violations, the relevant owner and the property management enterprise may urge it to stop violations and make corrections.

XX. The owner may raise opinions and advices concerning the property management service to the property management enterprise, the owners’ committee or the residents’ committee. Any dispute concerning public interests shall be resolved by the owners’ committee through mediation or submitted to the owners’ congress for voting.

Chapter 6 Supplementary Provisions

XXI. If any provision of this Convention is inconsistent with laws, regulations, rules and regulatory documents, such provision shall be invalid, but shall not affect the validity of the remaining provisions.

XXII. This Convention shall become effective as of the date when the property buyer executes the purchase and sale contract and undertakes to comply with this Convention.

XXIII. The person establishing this Convention shall be responsible for the interpretation of this Convention. Before the owners’ congress is set up, this Convention shall not be modified; after the owners’ congress is set up, owners’ congress will establish the owners’ convention.

XXIV. After the owners’ pact is approved by the owners’ congress becomes effective, this Convention shall be automatically terminated.

Seller: Beijing Jiaming Real Estate Development Co., Ltd.	Buyer: Beijing Perfect World Software Co., Ltd.
[Seal: Beijing Jiaming Real Estate Development Co., Ltd.]	[Seal: Beijing Perfect World Software Co., Ltd.]
Execution Date: March 25, 2008	Execution Date: March 25, 2008

Supplementary Agreement to Beijing Municipal Purchase & Sale Contract for Completed Commercial Housing

Seller (“Party A”): Beijing Jiaming Real Estate Development Co., Ltd.

Buyer (“Party B”): [Seal: Beijing Perfect World Software Co., Ltd.]

WHEREAS, Party A and Party B have entered into the No.      Beijing Municipal Purchase & Sale Contract for Completed Commercial Housing (hereinafter referred to as Purchase & Sale Contract) with respect to Party B purchasing the No.     house, No.     Unit, No.     Building, Area      of Jiaming Park developed by Party A (hereinafter referred to as “House”) on and as of             ;

NOW, THEREFORE, Party A and Party B, through friendly consultation, hereby enter into this Supplementary Agreement regarding the matters not covered in the Purchase and Sale Contract.

Article 1 Supplementary provision about Article 4 “Mortgage” of the Purchase and Sale Contract

Term of mortgage is from March 7, 2006 to January 10, 2009.

Article 2 Supplementary provision about Article 3 “Basic Information” of the Purchase and Sale Contract

Party B has inspected the House at the execution of the Purchase and Sale Contract and knows and accepts the story heights of the different parts of House, etc.

Article 3 Supplementary provision about Article 12 “Undertakings about Municipal Infrastructures and Other Facilities” of the Purchase and Sale Contract

1. Party B agrees that Party A will not provide heating equipment at the handover of the House and Party B will itself solve heating and related issues.

Article 4 Supplementary provision about Article 14 of the Purchase and Sale Contract

1. When the “Energy Saving Design Standard of Residential Buildings” of the House was submitted for approval, DBJ01-602-97 standard was implemented. “Energy Saving Design Standard of Residential Buildings” (DBJ01-602-2004) was promulgated after the relevant approval documents from the Municipal Planning Commission and Municipal Construction Commission were issued for the House. Therefore, both parties agree that the energy saving measures of the House are still subject to DBJ01-602-97 standard.

Article 5 Supplementary provision about Article 15 of the Purchase and Sale Contract

1. Warranty term is one year after Party B uses the House.

Article 6 Supplementary provision about Paragraphs 1 and 2 in Article 18 of the Purchase and Sale Contract

1. Use right of the roof of the building the House belongs to: the use right of the roof platforms freely provided for some houses belongs to specific buyers and the use right of the remaining portion of the roof belongs to all the buyers. Before owners’ committee is set up, the seller or property management enterprise will exercise this right on behalf of all the buyers.

2. Use right of the outer walls of the building the House belongs to: the use right of the outer walls of commercial houses on the ground floor belongs to specific buyers and the use right of the remaining portion shall belong to all the buyers. Before owners’ committee is set up, the seller or property management enterprise will exercise this right on behalf of all the buyers.

3. If Party B purchases the commercial house on ground floor, it enjoys the use right of the specific portion of the outer walls of the building. Such outer wall portion shall be used for the hanging of outdoor advertising only. The specific scope of use is subject to the scope designated by Party A or property management enterprise. The designated scope shall not exceed the centerline of the separation wall of the purchased house and neighboring house and the centerline of the top floor slab of purchased house. Party B may hang the advertising on outer wall with the approval of relevant administrative department and property management enterprise.

4. If Party B enjoys the use right of the roof or outer wall of the purchased house pursuant to any of the three paragraphs hereof, Party B shall comply with the relevant management rules of property management enterprise and also be responsible for repair and maintenance. Where the use right of the roof or outer wall is damaged or the properties of neighboring buyer are damaged due to Party B’s improper use, Party B shall be liable for repair and compensation.

Article 7 Supplementary provision about the termination of the Purchase and Sale Contract

In the event that either party exercises the right of termination pursuant to the provisions of the Purchase and Sale Contract for whatever reason, both parties agree to complete sales deregistration procedures within 10 days after such termination. Where sales deregistration procedures are delayed for Party B’s reason, Party A is entitled to postpone the refunding of house price and Party B shall pay to Party A a penalty at a daily rate of 0.02% of the total house price until Party B assists in completing the sales deregistration procedures.

Article 9 Provision about “service of notices” in the Purchase and Sale Contract

1. Written notices between both parties shall be deemed received: (1) if by fax, on the date of transmission; (2) if by registered mail, on the seventh day after mailing; (3) if by EMS, on the third day after mailing; (4) if by hand delivery, on the date of delivery.

2. When the said written notices are delivered to the correspondence address and/or acting recipient’s address provided by the other party at the execution of the Purchase and Sale Contract or later on, notices are deemed effectively served. If Party B does not provide the correspondence address and/or acting recipient’s address to Party A as above, or Party B fails to timely notify Party A after its correspondence address changes, or its notice is delayed in the course of mailing, Party A shall not undertake the responsibility for delayed notice or delayed handover of the house thus incurred.

Article 9 Supplementary provision about special maintenance fund and deed tax

After Party A notifies Party B, both parties shall go to the relevant institutions to pay special maintenance fund and deed tax.

Article 10 Miscellaneous

1. Once concluded, except the legal and agreed matters, the Purchase and Sale Contract shall not be terminated unilaterally without the mutual agreement of both parties.

2. This Agreement is made an integral part of the Purchase and Sale Contract and has the same legal effect as the Purchase and Sale Contract.

3. In case of any discrepancy between the Purchase and Sale Contract and this Agreement, this Agreement shall prevail.

4. This Agreement shall become effective as of the date when it is signed and sealed by both parties.

Seller: Beijing Jiaming Real Estate Development Co., Ltd.	Buyer: Beijing Perfect World Software Co., Ltd.
[Seal: Beijing Jiaming Real Estate Development Co., Ltd.]	[Seal: Beijing Perfect World Software Co., Ltd.]
Execution Date: March 25, 2008	Execution Date: March 25, 2008

Schedule 1

Contract Number	Location of the House	Approved Address Name	Housing Ownership Certificate Number	Number of Stories Above the Ground	Actually Measured Construction Area/Internal Construction Area/Allocated Construction Area of Common Part and House	Unit Price(RMB/m2)/ Total Price(RMB)	Special Provision under Supplementary Agreement to Beijing Municipal Purchase & Sale Contract for Completed Commercial Housing
XF102270	15-101, 1st Floor, No. 7 Building	No. 7 building, No. 1 Area, Jiaming Park, No. 86 Beiyuan Road, Chaoyang District	JingFangQuanChaoQiZi. No.00645	15	286.73m2/285.86m2/0.87m2	12,922.15/3,693,925	Article 10 (See Schedule 2 Below)
XF102282	16-101, 1st Floor, No. 8 Building	No. 8 building, No. 1 Area, Jiaming Park, No. 86 Beiyuan Road, Chaoyang District	JingFangQuanChaoQiZi. No.00644	11	318.99m2/318.02m2/0.97m2	12,337.52/3,923,577	N/A

Schedule 2

Although the above executed Beijing Municipal Purchase & Sale Contract for Completed Commercial Housing regarding 15-101, 1st Floor, No. 7 Building, Area B of Jiaming Park provides that the delivery date for the house should be April 30, 2008, whereas, the aforesaid house has been lawfully leased to a third party with the lease term expires on July 31, 2009, and during the lease term all the rent shall be owned by Party A, any expenses occurred and any disputes arising from the performance of the lease agreement during the lease term shall have no connection with Party B. Once the lease expires, Party A shall timely notify Party B and vacant the house to factually deliver the house to Party B, in case that the third party occupies the house which resulting in Party A’s failure to deliver the house in time, Party A should be deemed as deliver the house overdue.